Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES SECOND QUARTER 2025 RESULTS

DALLAS - August 4, 2025-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the second quarter of 2025. For the quarter, the Company generated a net loss of $88 million, or $0.18 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $93 million, or $0.19 per diluted share for the second quarter of 2025.

SECOND QUARTER 2025 HIGHLIGHTS

•Net Production(2): ~63,500 barrels of oil equivalent per day (boepd), with sales of ~73,200 boepd

•Revenues: $393 million, or $58.93 per boe (excluding the impact of derivative cash settlements)

•Production expense: $243 million ($28.22 per boe excluding $69.1 million of production expenses associated with the Greater Tortue Ahmeyim (GTA) liquefied natural gas (LNG) project

•Capital expenditures: $86 million, with full year capital expenditure guidance revised down to ~$350 million (from $400 million)

•Cash flow from operations of $127 million with free cash flow(1) of $45 million

•“Commercial Operations Date” (COD) was successfully achieved on the Gimi floating LNG (FLNG) vessel at GTA, another key milestone for the project

•During the second quarter 3.5 gross LNG cargos were lifted from the GTA project offshore Mauritania and Senegal

•Drilled and completed the first of two planned producer wells at Jubilee in 2025, with ~10,000 bopd gross initial production

•Post quarter end, indicative terms agreed for Gulf of America term loan up to $250 million to re-pay 2026 maturities

Commenting on the Company’s second quarter 2025 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: "We set out this year with three clear priorities: Increase production, reduce costs and enhance the resilience of the balance sheet. During the period we have continued to make good progress across all three areas. On production, the GTA ramp up has gone well, achieving FLNG “Commercial Operations Date” in the second quarter, and 6.5 gross LNG cargos lifted year-to-date. We are approaching Kosmos’ record high production levels with further near-term growth expected as we push GTA towards the FLNG's 2.7 mtpa nameplate capacity and bring on more wells at Jubilee and Winterfell.

On costs, we have lowered our capital budget for the year from $400 million to around $350 million and are working hard to reduce operating costs across the portfolio, namely on GTA through the FPSO re-financing and through exploring lower-cost operating models with our partners. We also remain on track to deliver the targeted $25 million of overhead reduction by year-end.

On the balance sheet, we are enhancing resilience through increasing liquidity and additional hedges for 2026 with further progress expected as we pursue additional initiatives through the second half of the year. With production rising, costs falling and balance sheet resilience improving, we look forward to delivering long-term value for our shareholders through the second half of the year and beyond.”

FINANCIAL UPDATE

Net capital expenditure for the second quarter of 2025 was $86 million, below guidance primarily due to lower spend in Mauritania and Senegal and in the Gulf of America. In line with the Company's focus on reducing costs, full year capital expenditure is now expected to be around $350 million (from $400 million previously). We also remain on track to deliver the targeted $25 million overhead reduction by year-end.

Operating costs per barrel of oil equivalent in the second quarter were slightly higher than guidance, reflecting lower production than expected, and were higher quarter-on-quarter due to Kosmos' one scheduled TEN lifting in Ghana for 2025, which occurred in the second quarter.

The Company generated net cash provided by operating activities of approximately $127 million and free cash flow(1) of approximately $45 million.

Kosmos exited the second quarter of 2025 with approximately $2.85 billion of net debt(1) and available liquidity of approximately $400 million.

During the second quarter and into the third quarter, Kosmos continued to take advantage of periods of higher oil prices, adding more hedges as part of our rolling hedging program to provide downside protection against a volatile sector backdrop. The company now has 5 million barrels of remaining 2025 oil production hedged with a floor of approximately $62/barrel and a ceiling of approximately $77/barrel. Kosmos has also commenced hedging next year’s oil production with 7 million barrels hedged for 2026 so far with a floor of approximately $66/barrel and a ceiling of approximately $75/barrel, targeting around 50% of 2026 oil production to be hedged by year-end.

The Company successfully amended the debt cover ratio calculation for the Reserve-Based Lending (RBL) Facility, to increase the ratio for the next two scheduled financial test dates, reflecting the impact of start-up timing of the GTA project on the leverage calculation. The debt cover ratio will return to the originally agreed upon level of 3.5x for testing dates thereafter, when full year revenues from the GTA project are aligned with operating expenses.

In early August, Kosmos agreed to indicative terms for a senior secured term loan facility (“Term Facility”) with an investment grade counterparty for up to $250 million, to be used for general corporate purposes, including the repayment of the Company’s outstanding 2026 unsecured notes. The Term Facility is expected to be secured against Kosmos' assets in the Gulf of America with a final maturity date four years after closing. Closing is anticipated by the end of the third quarter of 2025, subject to certain conditions including the negotiation and execution of fully-termed definitive loan documentation and certain crude oil marketing and offtake agreements.

OPERATIONAL UPDATE

Production

Total net production(2) in the second quarter of 2025 averaged approximately 63,500 boepd, lower than guidance due to the previously communicated ramp up timing on GTA and lower production at Jubilee. Full year 2025 production guidance for GTA is around 20 gross LNG cargos with production expected to increase towards the FLNG vessel’s 2.7 million tonnes per annum (mtpa) nameplate capacity in the fourth quarter. Reflecting the slower GTA ramp up and lower Jubilee production in the second quarter, full year production guidance is now expected to be between 65,000 – 70,000 boepd.

The Company exited the quarter in a net underlift position of approximately 0.3 mmboe.

Mauritania and Senegal

On GTA, the FLNG vessel successfully achieved COD in June, a significant milestone for the project, with production volumes now at a level equivalent to the annual contracted volumes of approximately 2.45 mtpa. With COD achieved, Kosmos has concluded funding a share of GTA’s capital expenditure on behalf of the national oil companies of Mauritania and Senegal.

Production in the second quarter averaged approximately 7,100 boepd net. During the quarter 3.5 gross LNG cargos were lifted with an additional 2.5 gross LNG cargos lifted post quarter end.

The partnership continues to target lower operating costs for GTA Phase 1 through startup and commissioning cost reductions, the FPSO re-financing (targeted for completion in the second half of 2025), and also through exploring alternative lower-cost operating models.

With GTA Phase 1 fully operational, we are targeting an increase in production towards the FLNG vessel's 2.7 mtpa nameplate capacity in the fourth quarter. The partnership is also focusing on future expansion phases of the field. Phase 1+, a low-cost brownfield expansion, is expected to double gas throughput by leveraging the existing infrastructure in place. With the subsurface in Phase 1 performing well, we expect future expansion phases to further reduce operating costs/boe.

Ghana

Production in Ghana averaged approximately 29,100 boepd net in the second quarter of 2025. Kosmos lifted 3 cargos from Ghana during the quarter.

At Jubilee (38.6% working interest), oil production in the second quarter averaged approximately 55,300 bopd gross, reflecting nine days of scheduled FPSO shutdown, a period of riser instability, which has since been addressed with riser base gas lift, and underperformance of certain wells in the eastern side of the field, including Jubilee Southeast. Facility uptime was 97% with voidage replacement around 104%.

The Noble Venturer rig successfully drilled and completed the first well of the 2025/26 drilling campaign. This Jubilee main field producer (J-72) encountered more pay than expected and is currently producing around 10,000 bopd gross. The 2025 rig program has been optimized to drill a second producer in the Jubilee main field. As a result the rig will now undergo a period of scheduled maintenance before drilling the second well, which is expected online around the end of the year. Following completion of the second well, the rig is scheduled to drill four additional wells on Jubilee in 2026, targeting well-defined Jubilee main field producers, supported by good adjacent well control, similar to J-72.

As previously communicated, to achieve the full production potential of the Jubilee field, a consistent drilling program is required, informed by the latest seismic technology, alongside high facility uptime and sustained water injection. The narrow-azimuth (NAZ) seismic acquired in the first quarter is now being processed and the fast-track results show a significant uplift in imaging quality. We expect the imaging quality to be further enhanced through the acquisition of ocean bottom node (OBN) seismic, which is planned for later this year. The OBN data is expected to upgrade the velocity model to further improve the NAZ processing. These enhanced seismic products are expected to benefit future drilling campaigns, identifying undrilled lobes, unswept oil, and new opportunities in Jubilee Southeast.

During the second quarter, Kosmos and partners signed a Memorandum of Understanding (MoU) with the Government of Ghana to extend the production licenses to 2040. The partnership anticipates submitting the documentation to the government shortly with formal approval expected later in the year. On completion, Kosmos expects a material uplift in 2P reserves in Ghana.

In the second quarter of 2025, Jubilee gas production net to Kosmos was approximately 5,700 boepd.

At TEN (20.4% working interest), oil production averaged approximately 15,900 bopd gross for the second quarter.

Gulf of America

Production in the Gulf of America averaged approximately 19,600 boepd net (~84% oil) during the second quarter, at the upper end of guidance. The Winterfell-4 well was successfully drilled with completion work ongoing and is expected online later in the third quarter of 2025.

On Tiberius, Kosmos (operator, 50% working interest) continues to progress the development plan with our partner Oxy (50% working interest), evaluating opportunities to improve the development through lower capital costs. Final investment decision is targeted for 2026.

On Gettysburg, a discovered resource opportunity acquired in a previous lease sale, Kosmos (25% working interest) has partnered with Shell (operator, 75% working interest), to plan and progress a low-cost, single well tie-back development to Shell’s operated-Appomattox facility.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 22,000 bopd gross and 7,700 bopd net in the second quarter. Kosmos lifted one cargo from Equatorial Guinea during the quarter. Second quarter production was impacted by subsea pump mechanical failures. The operator expects the first replacement pump to be installed in the fourth quarter with production expected to rise thereafter.
(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana, Equatorial Guinea, and Mauritania and Senegal this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of America, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss second quarter 2025 financial and operating results today, August 4, 2025, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading deepwater exploration and production company focused on meeting the world’s growing demand for energy. We have diversified oil and gas production from assets offshore Ghana, Equatorial Guinea, Mauritania, Senegal and the Gulf of America. Additionally, in the proven basins where we operate we are advancing high-quality development opportunities, which have come from our exploration success. Kosmos is listed on the NYSE and LSE and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) debt modifications and extinguishments, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

###

Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues and other income:
Oil and gas revenue	$392,635	$450,900	$682,770	$870,003
Gain on sale of assets	600	—	600	—
Other income, net	283	36	579	72
Total revenues and other income	393,518	450,936	683,949	870,075

Costs and expenses:
Oil and gas production	243,118	150,733	410,426	244,351
Exploration expenses	4,069	13,235	13,738	25,295
General and administrative	19,074	25,161	45,329	53,426
Depletion, depreciation and amortization	151,268	90,094	271,935	191,022
Interest and other financing costs, net	54,834	37,279	106,676	53,727
Derivatives, net	(21,566)	(2,852)	(14,834)	20,970
Other expenses, net	6,481	2,162	8,470	4,191
Total costs and expenses	457,278	315,812	841,740	592,982

Income (loss) before income taxes	(63,760)	135,124	(157,791)	277,093
Income tax expense	23,980	75,354	40,555	125,637
Net income (loss)	$(87,740)	$59,770	$(198,346)	$151,456

Net income (loss) per share:
Basic	$(0.18)	$0.13	$(0.42)	$0.32
Diluted	$(0.18)	$0.12	$(0.42)	$0.32

Weighted average number of shares used to compute net income (loss) per share:
Basic	478,068	471,599	476,881	469,821
Diluted	478,068	480,172	476,881	479,824

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$51,694	$84,972
Receivables, net	117,819	164,959
Other current assets	193,867	196,201
Total current assets	363,380	446,132

Property and equipment, net	4,357,812	4,444,221
Other non-current assets	491,814	418,635
Total assets	$5,213,006	$5,308,988

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$312,928	$349,994
Accrued liabilities	240,585	244,954
Current maturities of long-term debt	250,000	—
Other current liabilities	5,770	—
Total current liabilities	809,283	594,948

Long-term liabilities:
Long-term debt, net	2,600,553	2,744,712
Deferred tax liabilities	314,359	313,433
Other non-current liabilities	471,027	455,471
Total long-term liabilities	3,385,939	3,513,616

Total stockholders’ equity	1,017,784	1,200,424
Total liabilities and stockholders’ equity	$5,213,006	$5,308,988

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Operating activities:
Net income (loss)	$(87,740)	$59,770	$(198,346)	$151,456
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	153,157	92,350	275,708	195,677
Deferred income taxes	(175)	12,515	1,636	5,199
Unsuccessful well costs and leasehold impairments	(1,741)	2,219	162	2,685
Change in fair value of derivatives	(15,469)	(5,904)	(7,883)	21,106
Cash settlements on derivatives, net(1)	5,787	(1,172)	6,281	(7,366)
Equity-based compensation	7,346	10,487	15,707	17,815
Gain on sale of assets	(600)	—	(600)	—
Debt modifications and extinguishments	—	22,531	—	22,531
Other	(2,909)	(6,280)	(8,506)	(11,988)
Changes in assets and liabilities:
Net changes in working capital	69,512	37,141	42,121	99,105
Net cash provided by operating activities	127,168	223,657	126,280	496,220

Investing activities
Oil and gas assets	(82,521)	(238,171)	(172,766)	(552,993)
Notes receivable and other investing activities	(42,743)	(47)	(86,791)	(2,575)
Net cash used in investing activities	(125,264)	(238,218)	(259,557)	(555,568)

Financing activities:
Borrowings under long-term debt	100,000	—	200,000	175,000
Payments on long-term debt	(100,000)	(50,000)	(100,000)	(350,000)
Net proceeds from issuance of senior notes	—	—	—	390,430
Purchase of capped call transactions	—	—	—	(49,800)
Other financing costs	(1)	(19,234)	(1)	(30,925)
Net cash provided by (used in) financing activities	(1)	(69,234)	99,999	134,705

Net increase (decrease) in cash, cash equivalents and restricted cash	1,903	(83,795)	(33,278)	75,357
Cash, cash equivalents and restricted cash at beginning of period	50,096	257,913	85,277	98,761
Cash, cash equivalents and restricted cash at end of period	$51,999	$174,118	$51,999	$174,118

(1)Cash settlements on commodity hedges were $11.4 million and $(4.5) million for the three months ended June 30, 2025 and 2024, respectively, and $9.7 million and $(7.4) million for the six months ended June 30, 2025 and 2024, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Six months ended		Twelve Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024	June 30, 2025
Net income (loss)	$(87,740)	$59,770	$(198,346)	$151,456	$(159,951)
Exploration expenses	4,069	13,235	13,738	25,295	108,350
Depletion, depreciation and amortization	151,268	90,094	271,935	191,022	537,687
Equity-based compensation	7,346	10,487	15,707	17,815	35,843
Derivatives, net	(21,566)	(2,852)	(14,834)	20,970	(23,705)
Cash settlements on commodity derivatives	11,414	(4,489)	9,664	(7,423)	4,600
Other expenses, net(1)	6,481	2,162	8,470	4,191	21,982
Gain on sale of assets	(600)	—	(600)	—	(600)
Interest and other financing costs, net	54,834	37,279	106,676	53,727	141,547
Income tax expense	23,980	75,354	40,555	125,637	74,879
EBITDAX	$149,486	$281,040	$252,965	$582,690	$740,632

The following table presents our net debt as of June 30, 2025 and December 31, 2024:

	June 30,	December 31,
	2025	2024
Total long-term debt	$2,900,274	$2,800,274
Cash and cash equivalents	51,694	84,972
Total restricted cash	305	305
Net debt	$2,848,275	$2,714,997

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income (loss)	$(87,740)	$59,770	$(198,346)	$151,456

Derivatives, net	(21,566)	(2,852)	(14,834)	20,970
Cash settlements on commodity derivatives	11,414	(4,489)	9,664	(7,423)
Gain on sale of assets	(600)	—	(600)	—
Other, net(2)	6,364	2,130	8,029	3,927
Debt modifications and extinguishments	—	22,531	—	22,531
Total selected items before tax	(4,388)	17,320	2,259	40,005

Income tax (expense) benefit on adjustments(1)	(569)	3,392	(2,034)	(3,917)
Impact of valuation adjustments and other tax items	—	—	—	(7,963)
Adjusted net income (loss)	$(92,697)	80,482	(198,121)	179,581

Net income (loss) per diluted share	$(0.18)	$0.12	$(0.42)	$0.32

Derivatives, net	(0.05)	(0.01)	(0.03)	0.04
Cash settlements on commodity derivatives	0.02	(0.01)	0.02	(0.02)
Gain on sale of assets	—	—	—	—
Other, net(2)	0.02	—	0.02	0.01
Debt modifications and extinguishments	—	0.05	—	0.05
Total selected items before tax	(0.01)	0.03	0.01	0.08

Income tax (expense) benefit on adjustments(1)	—	0.02	(0.01)	(0.01)
Impact of valuation adjustments and other tax items	—	—	—	(0.02)
Adjusted net income (loss) per diluted share	$(0.19)	$0.17	$(0.42)	$0.37

Weighted average number of diluted shares	478,068	480,172	476,881	479,824

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S., Equatorial Guinea and Ghana are 21%, 25% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Reconciliation of free cash flow:
Net cash provided by operating activities	$127,168	$223,657	$126,280	$496,220
Net cash used for oil and gas assets - base business	(68,886)	(120,525)	(109,188)	(275,385)
Base business free cash flow	58,282	103,132	17,092	220,835
Net cash used for oil and gas assets - Mauritania/Senegal	(13,635)	(117,646)	(63,578)	(277,608)
Free cash flow	$44,647	$(14,514)	$(46,486)	$(56,773)

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025		2024	2025		2024
Net Volume Sold
Oil (MMBbl)	5.363		5.210	9.023		10.099
Gas (MMcf)	7.120		4.101	11.292		8.437
NGL (MMBbl)	0.113		0.060	0.204		0.148
Total (MMBoe)	6.663		5.954	11.109		11.653
Total (Mboepd)	73.216		65.423	61.376		64.028

Revenue
Oil sales	$354,518		$435,100	$624,923		$837,217
Gas sales	36,049		14,494	53,678		29,632
NGL sales	2,068		1,306	4,169		3,154
Total oil and gas revenue	392,635		450,900	682,770		870,003
Cash settlements on commodity derivatives	11,414		(4,489)	9,664		(7,423)
Realized revenue	$404,049		$446,411	$692,434		$862,580

Oil and Gas Production Costs	$243,118	(1)	$150,733	$410,426	(1)	$244,351

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$66.10		$83.51	$69.26		$82.90
Average gas sales price per Mcf	5.06		3.53	4.75		3.51
Average NGL sales price per Bbl	18.30		21.77	20.44		21.31
Average total sales price per Boe	58.93		75.73	61.46		74.66
Cash settlements on commodity derivatives per Boe	1.71		(0.75)	0.87		(0.64)
Realized revenue per Boe	60.64		74.98	62.33		74.02

Oil and gas production costs per Boe	$36.49		$25.31	$36.94		$20.97

(1)Includes $69.1 million and $127.2 million for the three and six months ended June 30, 2025, respectively, related to the LNG production at the GTA Phase I project in Mauritania and Senegal. First LNG was achieved in February 2025 and the first LNG cargo was successfully completed in April 2025.

Kosmos was underlifted by approximately 0.3 million barrels of oil equivalent (mmboe) as of June 30, 2025.

Kosmos Energy Ltd.
Hedging Summary
As of June 30, 2025(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2025:
Two-way collars	Dated Brent	4,000	$60.00	—	$74.94
Three-way collars	Dated Brent	1,000	70.00	55.00	85.00
2026:
Two-way collars 1H26	Dated Brent	1,000	$60.00	—	$74.75
Three-way collars FY26	Dated Brent	2,000	60.00	50.00	75.51
Swaps 1H26	Dated Brent	1,000	72.90	—	—
Swaps FY26	Dated Brent	3,000	70.62	—	—

(1)Please see the Company’s filed 10-Q for additional disclosure on hedging material. Includes hedging position as of June 30, 2025 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.

Note: Excludes 2.0 MMBbls of sold calls with a strike price of $80.00 per Bbl and 2.0 MMBbls of sold puts with a strike price of $55.00 in 2026.

2025 Guidance

	3Q 2025	FY 2025 Guidance

Production(1,2,3)	65,000 - 71,000 boe per day	65,000 - 70,000 boe per day

Opex(4)	$18.50 - $20.50 per boe	$22.00 - $24.00 per boe

DD&A	$22.00 - $24.00 per boe	$22.00 - $24.00 per boe

G&A(~66% cash)	~$20 million	$80 - $100 million

Exploration Expense(5)	~$10 million	$25 - $45 million

Net Interest Expense(6)	~$55 million	~$200 million

Tax	$3.00 - $5.00 per boe	$4.00 - $6.00 per boe

Capital Expenditure	$75 - $100 million	~$350 million

Note: Ghana / Equatorial Guinea / Mauritania & Senegal revenue calculated by number of cargos.
(1)3Q 2025 net cargo forecast – Ghana: 2 cargos / Equatorial Guinea: 0.7 cargo. FY 2025 Ghana: 10 cargos / Equatorial Guinea 2.5-3.0 cargos. Average cargo sizes 950,000 barrels of oil.
(2)3Q 2025 gross cargo forecast - Mauritania & Senegal: 6-8 cargos. FY 2025: 20 cargos. Average cargo size ~170,000 m3 with Kosmos NRI of ~24%.
(3)Gulf of America Production: 3Q 2025 forecast 15,500-17,000 boe per day. FY 2025: 17,000-20,000 boe per day. Oil/Gas/NGL split for 2025: ~83%/~11%/~6%.

(4)FY 2025 opex excludes operating costs associated with GTA, which are expected to total approximately $225 - $245 million net ($60 - $70 million in 3Q 2025). These values include cost associated with the FPSO lease which total approximately $60 million FY 2025 and $15 million 3Q 2025.
(5)Excludes leasehold impairments and dry hole costs
(6)Includes capitalized interest

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com